Sound Financial Bancorp, Inc. Q2 2022 Results
Seattle, WA, July 26, 2022 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.6 million for the quarter ended June 30, 2022, or $0.61 diluted earnings per share, as compared to net income of $1.7 million, or $0.65 diluted earnings per share for the quarter ended March 31, 2022, and $2.3 million, or $0.85 diluted earnings per share for the quarter ended June 30, 2021. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.17 per share, payable on August 23, 2022 to stockholders of record as of the close of business on August 9, 2022.

Comments from the President and Chief Executive Officer
“Our quarterly loan growth of $96.6 million, or 13.6% over the prior quarter, was funded with our excess liquidity and returned our balance sheet composition and loan to deposit ratios to pre-pandemic levels,” remarked Ms. Stewart, President and Chief Executive Officer. "The result was a significant increase in net interest income quarter over quarter and an improved net interest margin. While economic headwinds appear on the horizon, our credit quality remains sound and we repositioned staff to originate and manage our portfolio loan growth," concluded Stewart.

Q2 2022 Financial Performance
Total assets decreased $21.9 million or 2.3% to $937.0 million at June 30, 2022, from $958.9 million at March 31, 2022, and increased $13.8 million or 1.5% from $923.2 million at June 30, 2021.
Net interest income increased $774 thousand or 10.2% to $8.4 million for the quarter ended June 30, 2022, from $7.6 million for the quarter ended March 31, 2022, and increased $1.0 million or 14.2% from $7.4 million for the quarter ended June 30, 2021.

Net interest margin ("NIM"), annualized, was 3.83% for the quarter ended June 30, 2022, compared to 3.49% for the quarter ended March 31, 2022 and 3.36% for the quarter ended June 30, 2021.
Loans held-for-sale decreased $1.2 million or 92.3% to $100 thousand at June 30, 2022, compared to $1.3 million at March 31, 2022 and decreased $3.6 million or 97.3% from $3.7 million at June 30, 2021.

A $600 thousand provision for loan losses was recorded for the quarter ended June 30, 2022, compared to $125 thousand provision for loan losses for the quarter ended March 31, 2022 and $250 thousand for the quarter ended June 30, 2021. The allowance for loan losses to total nonperforming loans was 157.85% and to total loans was 0.88% at June 30, 2022.

Loans held-for-portfolio increased $96.6 million or 13.6% to $806.1 million at June 30, 2022, compared to $709.5 million at March 31, 2022, and increased $166.4 million or 26.0% from $639.6 million at June 30, 2021. Paycheck Protection Program ("PPP") loans totaled $429 thousand at June 30, 2022, compared to $2.1 million at March 31, 2022 and $36.0 million at June 30, 2021.

Net gain on sale of loans was $84 thousand for the quarter ended June 30, 2022, compared to $365 thousand for the quarter ended March 31, 2022 and $1.1 million for the quarter ended June 30, 2021.
Total deposits decreased $50.1 million or 6.0% to $786.0 million at June 30, 2022, from $836.1 million at March 31, 2022, and decreased $18.7 million or 2.3% from $804.7 million at June 30, 2021. Noninterest-bearing deposits decreased $22.2 million or 10.6% to $186.6 million at June 30, 2022 compared to $208.8 million at March 31, 2022, and increased $4.8 million or 2.6% compared to $181.8 million at June 30, 2021.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2022.

Operating Results

Net interest income increased $774 thousand, or 10.2%, to $8.4 million for the quarter ended June 30, 2022, compared to $7.6 million for the quarter ended March 31, 2022 and increased $1.0 million, or 14.2%, from $7.4 million for the quarter ended June 30, 2021. The increase from the prior quarter was primarily the result of higher interest income earned on loans and investments and interest-bearing cash. The increase from the same quarter last year was primarily the result of lower interest expense paid on deposits and higher interest income earned on loans, investments and interest-bearing cash.
Interest income increased $773 thousand, or 9.4%, to $9.0 million for the quarter ended June 30, 2022, compared to $8.2 million for the quarter ended March 31, 2022 and increased $571 thousand, or 6.8%, from $8.4 million for the quarter ended June 30, 2021. The increase from the prior quarter was primarily due to higher average loan balances and a 55 basis point rate increase in average yield on investments and interest-bearing cash following recent increases in the targeted federal funds rate, partially offset by lower average investments and interest-bearing cash balances. The increase in interest income from the same quarter last year was due primarily to higher average loan balances and a 66 basis point increase in average yield on investments and interest-bearing cash, partially offset by a 60 basis point decline in the average loan yield and lower average investments and interest-bearing cash balances.
Interest income on loans increased $622 thousand, or 7.7%, to $8.7 million for the quarter ended June 30, 2022, compared to $8.1 million for the quarter ended March 31, 2022, and increased $398 thousand, or 4.8%, from $8.3 million for the quarter ended June 30, 2021. The average balance of total loans was $741.6 million for the quarter ended June 30, 2022, compared to $694.9 million for the quarter ended March 31, 2022 and $628.1 million for the quarter ended June 30, 2021. The average yield on total loans was 4.70% for the quarter ended June 30, 2022, compared to 4.71% for the quarter ended March 31, 2022 and 5.30% for the quarter ended June 30, 2021. The slight decline in the average yield on loans during the current quarter compared to the prior quarter primarily was due to lower recognition of net deferred fees due to a reduced volume of PPP loan repayments from U.S. Small Business Administration’s (“SBA”) loan forgiveness, and new loan originations at lower rates, primarily related to fixed rate mortgage loans. The decrease in the average yield on loans during the current quarter compared to the same quarter in 2021 was primarily due to the decrease in the recognition of net deferred fees due to loan repayments from SBA loan forgiveness. The Bank recognized $40 thousand, $98 thousand, and $1.0 million in deferred fees and interest income related to PPP loan forgiveness repayments during the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Refer to the discussion below for the impact of PPP on our net interest margin. As of June 30, 2022, total unrecognized fees on PPP loans were $23 thousand. Interest income on investments and interest-bearing cash increased $151 thousand to $289 thousand for the quarter ended June 30, 2022, compared to $138 thousand for the quarter ended March 31, 2022, and increased $173 thousand from $116 thousand for the quarter ended June 30, 2021. This increase compared to the same quarter one year ago was due to a higher average yield for investments and interest-bearing cash, partially offset by lower average balances.
Interest expense remained virtually unchanged at $594 thousand for the quarter ended June 30, 2022, compared to $595 thousand for the quarter ended March 31, 2022, and decreased $470 thousand, or 44.2%, from $1.1 million for the quarter ended June 30, 2021. The decrease in interest expense during the current quarter from the comparable period a year ago was primarily the result of a 24 basis point decline in the average cost of total deposits (including non-interest bearing deposits) reflecting reduced rates paid on all interest-bearing deposits, partially offset by a $55.8 million, or 12.4%, increase in the average balance of interest-bearing deposits other than certificate accounts. Contributing further to this decrease was a $78.8 million, or 45.1%, decline in the average balance of higher costing certificate accounts. In addition, total deposit costs were negatively impacted by the $1.7 million decrease in the average balance of noninterest bearing deposits to $192.8 million for the three months ended June 30, 2022, compared to $194.6 million for the three months ended March 31, 2022, and favorably impacted by the $13.2 million increase in average balance of noninterest bearing deposits from the same period last year. The average cost of total borrowings, including subordinated notes and borrowings, decreased to 5.13% for the quarter ended June 30, 2022, from 5.85% for the quarter ended March 31, 2022, and decreased from 5.81% for the quarter ended June 30, 2021.
Net interest margin (annualized) was 3.83% for the quarter ended June 30, 2022, compared to 3.49% for the quarter ended March 31, 2022 and 3.36% for the quarter ended June 30, 2021. The increase in net interest margin from the prior quarter and the same quarter a year ago was primarily due to the higher interest income earned on interest-earning assets, driven by the higher average balance of loans and the higher average yield earned on investments and interest-bearing cash and, with respect to the same quarter a year ago, the decline in rates paid on interest-bearing liabilities. During the second quarter of 2022, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of one basis point, compared to a positive impact of three basis points during the quarter ended March 31, 2022, and a positive impact of 24 basis points during the quarter ended June 30, 2021.

The Company recorded a provision for loan losses of $600 thousand for the quarter ended June 30, 2022, as compared to $125 thousand for the quarter ended March 31, 2022 and $250 thousand for the quarter ended June 30, 2021. The increase in the provision for loan losses for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022 resulted primarily from the growth in our loans held-for-portfolio, partially offset by a shift in the loan portfolio composition to loan types requiring a lower general loan allowance as balances of lower risk one-to-four family loans and multifamily residential loans increased, thereby reducing the related general loan allowance. The provision for loan losses in the second quarter of 2022 also reflects the inherent uncertainty related to the economic environment as a result of local, national and global events.
Noninterest income decreased $508 thousand, or 33.4%, to $1.0 million for the quarter ended June 30, 2022, compared to $1.5 million for the quarter ended March 31, 2022 and decreased $697 thousand, or 40.7%, from $1.7 million for the quarter ended June 30, 2021. The decreased noninterest income for the three months ended June 30, 2022 as compared to the three months ended March 31, 2022, primarily resulted from a $211 thousand decline in the fair value adjustment on mortgage servicing rights primarily due to a smaller servicing portfolio, and a $281 thousand decrease in the net gain on sale of loans as a result of decreased refinance activity over the past quarter, partially offset by a $47 thousand increase in service fees and income primarily resulting from higher commercial loan fees and consumer deposit activity fees as businesses continued to reopen in our market areas. The decrease in noninterest income from the comparable period in 2021 primarily was due to a $979 thousand decrease in net gain on sale of loans as a result of a decline in both the amount of loans originated for sale and gross margins for loans sold, partially offset by a $351 thousand increase in the fair value adjustment on mortgage servicing rights due primarily from the effects of recent higher market interest rates causing a reduction in prepayment speeds, a $131 thousand decline to a $35 thousand loss on cash surrender value of bank-owned life insurance ("BOLI"), and a $70 thousand increase in service fees and income primarily resulting from higher commercial loan fees and consumer deposit activity fees. Loans sold during the quarter ended June 30, 2022, totaled $2.9 million, compared to $12.2 million and $39.9 million during the quarters ended March 31, 2022 and June 30, 2021, respectively.

Noninterest expense decreased $51 thousand, or 0.7%, to $6.8 million for the quarter ended June 30, 2022, compared to $6.8 million for the quarter ended March 31, 2022 and increased $796 thousand, or 13.3%, from $6.0 million for the quarter ended June 30, 2021. The decrease from the quarter ended March 31, 2022 was a result of a decrease in salaries and benefits expense of $198 thousand due to higher costs typically incurred in the first quarter from the impact of annual wage and stock compensation increases, partially offset by an increase in operations expense of $114 thousand primarily due to increases in various expenses including marketing and charitable expenses, insurance costs, and professional fees. The increase in noninterest expense compared to the quarter ended June 30, 2021 was primarily due to an increase in salaries and benefits of $655 thousand primarily due to higher wages and incentive compensation, higher medical expenses and lower deferred compensation, partially offset by a decrease in commission expense related to a decline in mortgage originations. Operations expense increased $67 thousand compared to the quarter ended June 30, 2021 due to increases in various accounts including marketing and travel expenses, legal fees associated with higher commercial loan volume, and debit card processing, partially offset by lower loan origination costs due to lower mortgage origination volume.
The efficiency ratio for the quarter ended June 30, 2022 was 72.12%, compared to 74.77% for the quarter ended March 31, 2022 and 66.07% for the quarter ended June 30, 2021. The improvement in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to higher net interest income from an increase in average balance of loans held-for-portfolio and a higher rate earned on reserve balances, and lower noninterest expense from reduced salaries and benefits costs, partially offset by lower noninterest income primarily as a result of lower gain on sale of loans from mortgage banking and a decline in the fair value adjustment on mortgage servicing rights. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense related to increased salaries and benefits and lower noninterest income primarily due to lower gain on sale of loans from mortgage bank, partially offset by higher net interest income primarily as a result of a higher average balance of loans held-for-portfolio at higher yields than prior investments and a reduction in rate paid on interest bearing deposits.

Balance Sheet Review, Capital Management and Credit Quality

Assets at June 30, 2022 totaled $937.0 million, compared to $958.9 million at March 31, 2022 and $923.2 million at June 30, 2021. The decrease in assets from the sequential quarter was primarily due to decreases in cash and cash equivalents, which primarily was funded by a $50.1 million reduction in deposits, and a $30.0 million increase in Federal Home Loan Bank ("FHLB") advances, partially offset by an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of increases in loans held-for-portfolio, investment securities, and BOLI, partially offset by lower balances in cash and cash equivalents and a decrease in loans held-for-sale.
Cash and cash equivalents decreased $117.0 million, or 59.4%, to $80.1 million at June 30, 2022, compared to $197.1 million at March 31, 2022, and decreased $156.8 million, or 66.2%, from $236.8 million at June 30, 2021. The decrease from the prior quarter-end was primarily due to the redeployment of excess liquidity into higher yielding loans, and to a lesser extent, to fund a decrease in deposits, primarily related to decreases in lawyer trust accounts and public funds. The decrease from one year ago was due to deploying cash earning a nominal yield into higher interest-earning loans and, to a much lesser extent, investments securities.
Investment securities decreased $849 thousand, or 6.8%, to $11.6 million at June 30, 2022, compared to $12.4 million at March 31, 2022, and increased $4.1 million, or 54.1%, from $7.5 million at June 30, 2021. Held-to-maturity securities totaled $2.2 million at both June 30, 2022 and March 31, 2022, and totaled none at June 30, 2021. Available-for-sale securities totaled $9.4 million at June 30, 2022, compared to $10.2 million at March 31, 2022, and $7.5 million at June 30, 2021. The decrease in available-for-sale securities from the prior quarter was primarily due to higher net unrealized losses resulting from the increases in market interest rates during the year and regularly scheduled payments. The increase from the same period one year ago was primarily due to investment purchases throughout the previous year, partially offset by calls of securities and regularly scheduled payments and maturities.
Loans held-for-sale totaled $100 thousand at June 30, 2022, compared to $1.3 million at March 31, 2022 and $3.7 million at June 30, 2021. The decreases were primarily due to a decline in mortgage originations reflecting reduced refinance activity.
Loans held-for-portfolio increased to $806.1 million at June 30, 2022, compared to $709.5 million at March 31, 2022 and increased from $639.6 million at June 30, 2021. The increase in loans held-for-portfolio at June 30, 2022, compared to the prior quarter and one year ago, primarily resulted from increases across all loan categories, excluding commercial business loans which decreased between the periods due primarily to PPP loan SBA loan forgiveness payments. The increase in loans held-for-portfolio primarily resulted from focused marketing campaigns, increased utilization of digital marketing tools, and the addition of experienced lending staff during 2021, as well as United States Department of Agriculture guaranteed loan purchases of $6.8 million during the second six months of 2021 and the first six months of 2022.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO"), and other repossessed assets, decreased $238 thousand, or 4.4%, to $5.2 million at June 30, 2022, from $5.4 million at March 31, 2022 and increased $3.0 million, or 140.3% from $2.2 million at June 30, 2021. The decrease in nonperforming assets during the current quarter compared to the prior quarter primarily was due to the pay-off of a $170 thousand nonperforming commercial business loan during the period. Loans classified as TDRs totaled $2.0 million, $2.3 million and $2.6 million at June 30, 2022, March 31, 2022 and June 30, 2021, respectively, of which $128 thousand, $273 thousand and $424 thousand, respectively, were on not performing pursuant to their contractual repayment terms at those dates.
NPAs to total assets were 0.55%, 0.56% and 0.23% at June 30, 2022, March 31, 2022 and June 30, 2021, respectively. The allowance for loan losses to total loans outstanding was 0.88%, 0.90% and 0.96% at June 30, 2022, March 31, 2022 and June 30, 2021, respectively. Excluding PPP loans of $429 thousand which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.88% of total loans outstanding at June 30, 2022, compared to 0.91% of total loans outstanding at March 31, 2022, excluding PPP loans of $2.1 million, and 1.02% of total loans outstanding at June 30, 2021, excluding PPP loans of $36.0 million (See Non-GAAP reconciliation on page 14). Net loan recoveries during the second quarter of 2022 totaled $110 thousand compared to net charge-offs of $24 thousand for the first quarter of 2022, and net charge-offs of $28 thousand for the second quarter of 2021.

The following table summarizes our NPAs (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Nonperforming Loans:
One-to-four family	$1,669	$1,676	$2,207	$1,915	$457
Home equity loans	152	155	140	150	157
Commercial and multifamily	2,307	2,336	2,380	—	—
Construction and land	30	31	33	220	39
Manufactured homes	117	135	122	98	143
Floating homes	—	—	493	504	510
Commercial business	—	170	176	182	186
Other consumer	233	244	—	—	—
Total nonperforming loans	4,509	4,747	5,552	3,069	1,492
OREO and Other Repossessed Assets:
One-to-four family	84	84	84	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	659	659	659	659	659
Total nonperforming assets	$5,168	$5,406	$6,211	$3,728	$2,151

Nonperforming Loans:
One-to-four family	32.3%	31.0%	35.5%	51.4%	21.2%
Home equity loans	2.9	2.9	2.3	4.0	7.3
Commercial and multifamily	44.7	43.2	38.3	—	—
Construction and land	0.6	0.6	0.5	5.9	1.8
Manufactured homes	2.3	2.5	2.0	2.6	6.6
Floating homes	—	—	7.9	13.5	23.8
Commercial business	—	3.1	2.8	4.9	8.6
Other consumer	4.5	4.5	—	—	—
Total nonperforming loans	87.3	87.8	89.3	82.3	69.4
OREO and Other Repossessed Assets:
One-to-four family	1.6	1.6	1.4	2.3	3.9
Commercial and multifamily	11.1	10.6	9.3	15.4	26.7
Total OREO and repossessed assets	12.7	12.2	10.7	17.7	30.6
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Allowance for Loan Losses
Balance at beginning of period	$6,407	$6,306	$6,327	$6,157	$5,935
Provision for loan losses during the period	600	125	—	175	250
Net recoveries/(charge-offs) during the period	110	(24)	(21)	(5)	(28)
Balance at end of period	$7,117	$6,407	$6,306	$6,327	$6,157
Allowance for loan losses to total loans	0.88%	0.90%	0.92%	0.95%	0.96%
Allowance for loan losses to total loans (excluding PPP loans) (1)	0.88%	0.91%	0.92%	0.96%	1.02%
Allowance for loan losses to total nonperforming loans	157.84%	134.97%	113.58%	206.16%	412.67%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits decreased $50.1 million, or 6.0%, to $786.0 million at June 30, 2022, compared to $836.1 million at March 31, 2022 and decreased $18.7 million, or 2.3%, from $804.7 million at June 30, 2021. The decrease in deposits compared to the prior quarter was primarily a result of a managed run-off of public funds, the expected outflow of temporary deposits from lawyer trust accounts, and a seasonal decrease in specialty business accounts. The decrease in deposits compared to the year ago quarter was primarily a result of a managed run-off of higher costing maturing certificates of deposits, partially offset by higher balances in all other deposit accounts. Our noninterest-bearing deposits decreased $22.2 million, or 10.6% to $186.6 million at June 30, 2022, compared to $208.8 million at March 31, 2022 and increased $4.8 million, or 2.6% from $181.8 million at June 30, 2021. Noninterest-bearing deposits represented 23.7%, 25.0% and 22.6% of total deposits at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
There were $30.0 million of outstanding FHLB term advances at June 30, 2022, and no outstanding FHLB advances at March 31, 2022 and June 30, 2021. Subordinated notes, net totaled $11.7 million at each of June 30, 2022, March 31, 2022 and June 30, 2021.
Stockholders’ equity totaled $93.1 million at June 30, 2022, a decrease of $793 thousand, or 0.8%, from $93.9 million at March 31, 2022, and an increase of $3.5 million, or 3.9%, from $89.5 million at June 30, 2021. The decrease in stockholders’ equity from March 31, 2022 was primarily the result of the repurchase of $1.6 million of Company common stock, the payment of $444 thousand in dividends to Company stockholders and a $480 thousand increase in accumulated other comprehensive loss, net of tax, resulting from the effects of higher interest rates on the market value of our available-for-sale securities, partially offset by $1.6 million of net income earned during the current quarter.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, generally, resulting from the COVID-19 pandemic and any governmental or societal responses thereto; changes in consumer spending, borrowing and savings habits; changes in economic conditions, either nationally or in our market area, including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession or slowed economic growth caused by increasing oil prices and supply chain disruptions; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Interest income	$8,986	$8,213	$8,359	$9,102	$8,415
Interest expense	594	595	643	785	1,064
Net interest income	8,392	7,618	7,716	8,317	7,351
Provision for loan losses	600	125	—	175	250
Net interest income after provision for loan losses	7,792	7,493	7,716	8,142	7,101
Noninterest income:
Service charges and fee income	596	549	632	556	526
(Loss) earnings on cash surrender value of bank-owned life insurance	(35)	21	135	104	96
Mortgage servicing income	313	320	323	328	321
Fair value adjustment on mortgage servicing rights	57	268	(114)	(125)	(294)
Net gain on sale of loans	84	365	507	568	1,063
Total noninterest income	1,015	1,523	1,483	1,431	1,712
Noninterest expense:
Salaries and benefits	3,969	4,167	3,786	3,512	3,314
Operations	1,428	1,314	1,732	1,466	1,361
Regulatory assessments	99	101	96	91	91
Occupancy	439	432	451	441	409
Data processing	849	821	863	808	813
Total noninterest expense	6,784	6,835	6,928	6,318	5,988
Income before provision for income taxes	2,023	2,181	2,271	3,255	2,825
Provision for income taxes	409	458	407	663	574
Net income	$1,614	$1,723	$1,864	$2,592	$2,251

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2022	2021
Interest income	$17,199	$16,413
Interest expense	1,189	2,526
Net interest income	16,010	13,887
Provision for loan losses	725	250
Net interest income after provision for loan losses	15,285	13,637
Noninterest income:
Service charges and fee income	1,146	1,059
(Loss) earnings on cash surrender value of bank-owned life insurance	(14)	178
Mortgage servicing income	633	633
Fair value adjustment on mortgage servicing rights	325	(569)
Net gain on sale of loans	450	3,116
Total noninterest income	2,540	4,417
Noninterest expense:
Salaries and benefits	8,137	6,958
Operations	2,743	2,567
Regulatory assessments	200	192
Occupancy	872	857
Data processing	1,670	1,593
Net gain on OREO and repossessed assets	—	(16)
Total noninterest expense	13,622	12,151
Income before provision for income taxes	4,203	5,903
Provision for income taxes	867	1,201
Net income	$3,336	$4,702

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$80,051	$197,091	$183,590	$206,702	$236,815
Available-for-sale securities, at fair value	9,382	10,223	8,419	7,060	7,524
Held-to-maturity securities, at amortized cost	2,215	2,223	—	—	—
Loans held-for-sale	100	1,297	3,094	3,884	3,674
Loans held-for-portfolio	806,078	709,485	686,398	667,551	639,633
Allowance for loan losses	(7,117)	(6,407)	(6,306)	(6,327)	(6,157)
Total loans held-for-portfolio, net	798,961	703,078	680,092	661,224	633,476
Accrued interest receivable	2,350	2,117	2,217	2,231	2,078
Bank-owned life insurance, net	21,081	21,116	21,095	20,926	17,823
Other real estate owned ("OREO") and other repossessed assets, net	659	659	659	659	659
Mortgage servicing rights, at fair value	4,754	4,668	4,273	4,211	4,151
Federal Home Loan Bank ("FHLB") stock, at cost	2,317	1,117	1,046	1,052	1,052
Premises and equipment, net	5,632	5,730	5,819	5,941	6,043
Right-of-use assets	5,548	5,777	5,811	6,033	6,255
Other assets	3,954	3,758	3,576	8,188	3,628
TOTAL ASSETS	$937,004	$958,854	$919,691	$928,111	$923,178
LIABILITIES
Interest-bearing deposits	$599,377	$627,323	$607,854	$612,805	$622,873
Noninterest-bearing deposits	186,609	208,768	190,466	194,848	181,847
Total deposits	785,986	836,091	798,320	807,653	804,720
Borrowings	30,000	—	—	—	—
Accrued interest payable	194	38	200	48	238
Lease liabilities	5,980	6,211	6,242	6,462	6,681
Other liabilities	9,210	9,169	8,571	8,711	9,453
Advance payments from borrowers for taxes and insurance	922	1,851	1,366	1,708	938
Subordinated notes, net	11,655	11,644	11,634	11,623	11,613
TOTAL LIABILITIES	843,947	865,004	826,333	836,205	833,643
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	26
Additional paid-in capital	27,777	28,154	27,956	27,835	27,613
Unearned shares – Employee Stock Ownership Plan ("ESOP")	—	—	—	(28)	(57)
Retained earnings	66,203	66,139	65,237	63,905	61,758
Accumulated other comprehensive (loss) income, net of tax	(949)	(469)	139	168	195
TOTAL STOCKHOLDERS' EQUITY	93,057	93,850	93,358	91,906	89,535
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$937,004	$958,854	$919,691	$928,111	$923,178

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Annualized return on average assets	0.70%	0.75%	0.81%	1.11%	0.98%
Annualized return on average equity	6.86	7.39	7.90	11.21	10.13
Annualized net interest margin(1)	3.83	3.49	3.53	3.74	3.36
Annualized efficiency ratio(2)	72.12%	74.77%	75.31%	64.81%	66.07%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Basic earnings per share	$0.62	$0.66	$0.72	$1.00	$0.87
Diluted earnings per share	$0.61	$0.65	$0.70	$0.98	$0.85
Weighted-average basic shares outstanding	2,584,179	2,602,168	2,586,570	2,586,966	2,582,937
Weighted-average diluted shares outstanding	2,615,299	2,640,359	2,631,721	2,633,459	2,627,621
Common shares outstanding at period-end	2,578,595	2,621,531	2,613,768	2,617,425	2,614,329
Book value per share	$36.09	$35.80	$35.72	$35.11	$34.25

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$741,626	$8,697	4.70%	$694,920	$8,075	4.71%	$628,144	$8,299	5.30%
Investments and interest-bearing cash	136,723	289	0.85%	189,618	138	0.30%	249,863	116	0.19%
Total interest-earning assets	$878,349	$8,986	4.10%	$884,538	$8,213	3.77%	$878,007	$8,415	3.84%
Interest-Bearing Liabilities:
Savings and money market accounts	$195,339	$29	0.06%	$196,128	$30	0.06%	$166,484	$38	0.09%
Demand and NOW accounts	311,941	125	0.16%	315,181	122	0.16%	284,952	159	0.22%
Certificate accounts	95,974	260	1.09%	102,315	275	1.09%	174,727	699	1.60%
Subordinated notes	11,648	168	5.79%	11,637	168	5.85%	11,606	168	5.81%
Borrowings	2,418	12	1.99%	—	—	—%	—	—	—%
Total interest-bearing liabilities	$617,320	594	0.39%	$625,261	595	0.39%	$637,769	1,064	0.67%
Net interest income/spread		$8,392	3.72%		$7,618	3.38%		$7,351	3.18%
Net interest margin			3.83%			3.49%			3.36%

Ratio of interest-earning assets to interest-bearing liabilities	142%			141%			138%
Total deposits	$796,097	$414	0.21%	$808,180	$427	0.21%	$805,765	$896	0.45%
Total funding (1)	810,163	594	0.29%	819,817	595	0.29%	817,371	1,064	0.52%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2022			June 30, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$718,402	$16,772	4.71%	$628,270	$16,184	5.19%
Investments and interest-bearing cash	162,304	427	0.53%	239,733	229	0.19%
Total interest-earning assets	$880,706	$17,199	3.94%	$868,003	$16,413	3.81%
Interest-Bearing Liabilities:
Savings and money market accounts	$195,731	$59	0.06%	$161,198	$102	0.13%
Demand and NOW accounts	313,552	247	0.16%	267,019	344	0.26%
Certificate accounts	99,127	535	1.09%	194,512	1,744	1.81%
Subordinated notes	11,643	336	5.82%	11,601	336	5.84%
Borrowings	1,215	12	1.99%	—	—	—%
Total interest-bearing liabilities	$621,268	1,189	0.39%	$634,330	2,526	0.80%
Net interest income/spread		$16,010	3.55%		$13,887	3.01%
Net interest margin			3.67%			3.23%

Ratio of interest-earning assets to interest-bearing liabilities	142%			137%
Total deposits	$802,105	$841	0.21%	$793,139	$2,190	0.56%
Total funding (1)	814,963	1,189	0.29%	804,740	2,526	0.63%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Real estate loans:
One-to-four family	$250,295	$221,832	$207,660	$194,346	$170,351
Home equity	16,374	13,798	13,250	14,012	15,378
Commercial and multifamily	307,462	279,892	278,175	246,794	244,047
Construction and land	101,394	70,402	63,105	81,576	71,881
Total real estate loans	675,525	585,924	562,190	536,728	501,657
Consumer Loans:
Manufactured homes	23,264	22,179	21,636	21,459	21,032
Floating homes	66,573	59,784	59,268	58,358	43,741
Other consumer	18,076	18,370	16,748	15,732	15,557
Total consumer loans	107,913	100,333	97,652	95,549	80,330
Commercial business loans	24,302	24,452	28,026	36,620	59,969
Total loans	807,740	710,709	687,868	668,897	641,956
Less:
Premiums/(Discounts)	750	788	897	—	—
Deferred fees, net	(2,412)	(2,012)	(2,367)	(1,346)	(2,323)
Allowance for loan losses	(7,117)	(6,407)	(6,306)	(6,327)	(6,157)
Total loans held for portfolio, net	$798,961	$703,078	$680,092	$661,224	$633,476

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Noninterest-bearing	$186,609	$208,768	$190,466	$194,848	$181,847
Interest-bearing	312,439	333,449	307,061	311,303	297,227
Savings	103,311	106,217	103,401	99,747	97,858
Money market	87,672	89,164	91,670	82,314	72,553
Certificates	95,955	98,493	105,722	119,441	155,235
Total deposits	$785,986	$836,091	$798,320	$807,653	$804,720

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Nonaccrual loans	$4,381	$4,474	$5,130	$2,658	$1,068
Nonperforming TDRs	128	273	422	411	424
Total nonperforming loans	4,509	4,747	5,552	3,069	1,492
OREO and other repossessed assets	659	659	659	659	659
Total nonperforming assets	$5,168	$5,406	$6,211	$3,728	$2,151
Performing TDRs	1,866	2,072	2,174	2,198	2,221
Net charge-offs during the quarter	110	(24)	(21)	(5)	(28)
Provision for loan losses during the quarter	600	125	—	175	250
Allowance for loan losses	7,117	6,407	6,306	6,327	6,157
Allowance for loan losses to total loans	0.88%	0.90%	0.92%	0.95%	0.96%
Allowance for loan losses to total loans (excluding PPP loans)(1)	0.88%	0.91%	0.92%	0.96%	1.02%
Allowance for loan losses to total nonperforming loans	157.85%	134.96%	113.58%	206.19%	412.67%
Nonperforming loans to total loans	0.56%	0.67%	0.81%	0.46%	0.23%
Nonperforming assets to total assets	0.55%	0.56%	0.68%	0.40%	0.23%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Sound Community Bank:
Total loans to total deposits	102.77%	85.00%	86.16%	82.82%	79.77%
Noninterest-bearing deposits to total deposits	23.74%	24.97%	23.86%	24.13%	22.60%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$920,984	$931,094	$916,261	$928,097	$924,233
Average total equity for the quarter	$94,397	$94,497	$93,569	$91,766	$89,139

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of PPP loans, which are guaranteed by the SBA, has been significant to the loan portfolio. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Allowance for loan losses	$(7,117)	$(6,407)	$(6,306)	$(6,327)	$(6,157)

Total loans	806,078	709,485	686,398	667,551	639,633
Less: PPP loans	429	2,105	4,159	11,789	36,043
Total loans, net of PPP loans	$805,649	$707,380	$682,239	$655,762	$603,590
Allowance for loan losses to total loans (GAAP)	0.88%	0.90%	0.92%	0.95%	0.96%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	0.88%	0.91%	0.92%	0.96%	1.02%

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495